 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 28, 2012

STAAR Surgical Company
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	0-11634	95-3797439
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1911 Walker Ave, Monrovia, California		91016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	626-303-7902

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2012, STAAR Surgical Company’s wholly owned subsidiary, STAAR Japan KK (the “Company”), amended its existing line of credit agreement with Mizuho Bank (“Mizuho”), last amended on June 30, 2009.  The amended agreement authorizes the Company to increase its borrowings from up to 300,000,000 Yen (approximately $3.5 million based on the exchange rate on December 28, 2012), at an interest rate equal to the Tokyo short-term prime interest rate (approximately 1.475% as of December 28, 2012) plus 1.125%, for a total effective rate of 2.6%, to a new limit of 500,000,000 Yen (approximately $5.8 million based on the exchange rate on December 28, 2012), at a lower interest rate equal to the Tokyo short-term prime interest rate (approximately 1.475% as of December 28, 2012).  The credit facility may be renewed for an agreed upon term (the current line expires on March 28, 2013).  The credit facility is not collateralized.  The Company had 200,000,000 Yen outstanding on the line of credit as of December 30, 2011 and December 31, 2010 (approximately $2.3 million based on the foreign exchange rates on December 28, 2012), and increased its amount outstanding on the line of credit to 500,000,000 Yen (approximately $5.8 million based on the exchange rate on December 28, 2012) on December 28, 2012.   In case of default, the interest rate will be increased to 14% per annum, the rate as set forth in the original facility agreement.  The Company has no current need for additional cash.  In 2012, the Company paid approximately $65,000 in interest expense related to its borrowings from Mizuho and the Company expects its interest expense owing to Mizuho to remain approximately the same in 2013.  The Company believes the credit line will be renewed in fiscal 2013, similar to the renewals that have occurred since 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAAR Surgical Company

December 31, 2012	By:	/s/ Barry G. Caldwell
Barry G. Caldwell
President and Chief Executive Officer